Exhibit 99.(h)(25)

FORM OF

[KOTAK MAHINDRA (UK) LTD. LETTERHEAD]

April 25, 2008

Mr. W. Robert Alexander (Chairman)

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO  80203

Re:  Financial Investors Trust (the “Trust”):  Kotak India Multi-Cap Fund

Dear Mr. Alexander:

This letter confirms Kotak Mahindra (UK) Ltd.’s (the “Advisor”) agreement with the Trust to contractually limit the total amount of the management fees and other expenses that the Advisor is entitled to receive on behalf of the Kotak India Multi-Cap Fund (the “Fund”), a series of the Financial Investors Trust.

To the extent that net annual fund operating expenses with respect to Class A shares exceed 2.00% of the value of the assets apportionable to Class A shares of the Fund and with respect to Class C shares, exceed 2.50% of the value of the assets apportionable to Class C shares of the Fund, the Advisor agrees to waive and/or reimburse the Fund (or class as applicable) a portion of its management fees to comply with the expense limitations referenced above (each an “Expense Limitation”).  For purpose of this agreement, it is clarified that the Fund’s operating expenses shall not include expenses in respect of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying fees or expenses were allocated.

The Advisor shall be permitted to recover expenses it has borne subsequent to the effective date of this agreement (or to be paid fee forgone) in later periods, excluding any organizational expenses, to the extent the Fund’s expenses fall below the annual rates set forth above, provided that the Fund is not obligated to pay any such deferred fee more than one year after the end of the fiscal year in which the fee was deferred.

The Advisor agrees that such Expense Limitation for the Fund are effective as of the Fund’s inception date and shall continue at least through the end of the fiscal year ending April 30, 2010.

KOTAK MAHINDRA (UK) LTD.

By:
Name:
Title:

Your signature below acknowledges acceptance of this Letter Agreement:

FINANCIAL INVESTORS TRUST,
on behalf of Kotak India Multi-Cap Fund

By:
Name:
Title:

2